Exhibit 99.2
December 21, 2007
Dear Greenville Community Financial Corporation Shareholder,
At the meeting of Greenville Community Financial Corporation (GCFC) shareholders on December 17, 2007 the merger between GCFC and IBT Bancorp, Inc. (IBT) was approved. Welcome to IBT. IBT is the parent company of Isabella Bank & Trust. The addition of the Greenville Community Bank to IBT results in an organization with assets in excess of $1.0 billion.
IBT is subject to regulation by the Securities and Exchange Commission, but its common stock is not listed on a national exchange and it acts as its own transfer agent. Mrs. Deb Campbell, Assistant Vice President of Shareholder Relations processes about 65% of IBT common stock trades with the remainder done through private sales or pink sheet sales under the symbol of IBTM. IBT firmly believes that being privately traded allows us the flexibility to manage our business for long term success versus one quarter at a time. With the addition of GCFC shareholders IBT has more than 2,750 shareholders, with the vast majority residing in Michigan. IBT has no institutional investors and no individual shareholder owns more than 4.0% of our stock. For the five year period ending December 31, 2006 our average rate of return to shareholders was approximately 13.65%.
The merger transaction is scheduled to be effective after the close of business December 31, 2007. Deb Campbell will be handling the exchange of shares and payment of cash. Pursuant to the merger agreement each outstanding common share of GCFC will be exchanged for 0.6659 of a share of IBT common stock and $14.70 in cash. Enclosed is a Letter of Transmittal which you must complete and sign in order to receive your IBT shares and cash. To facilitate the exchange Mrs. Campbell will be at the Greenville Community Bank main office on January 3, 2008 and January 7, 2008. To ensure an orderly transition we ask that you call Deb Campbell at 989-779-6237 to schedule an appointment. You may also exchange your shares through mail or by appointment in Mt. Pleasant. If you cannot locate your certificate(s) please call Deb and request a Lost Certificate Affidavit. Upon presentation of your GCFC certificate(s) or affidavit and Letter of Transmittal, IBT will issue both your new IBT certificates and an Isabella Bank and Trust cashier check. You may also elect to have your shares maintained in book entry form.
IBT’s Board of Directors recently declared its regular quarterly dividend of $0.12 per share, and following a long tradition also declared a special dividend in the fourth quarter of $0.20 per share, for a 2007 total of $0.66 per share. IBT has increased its annual cash dividend for 26 consecutive years. Additionally, following another long tradition, the Board of Director declared a 10% stock dividend in December. The Corporation has historically paid a 10% stock dividend every two years. The record date for the 10%

stock dividend is January 2, 2008 with a payment date of February 29, 2008. GCFC shareholders who exchange their shares prior to February 22, 2008 will be paid the stock dividend on the 29th, after February 22nd the additional shares will be issued as soon as reasonably possible. Failure to exchange your shares prior February 22 will not affect your right to receive the shares or your rights to future cash dividends.
The news media has been filled recently with stories about the difficulties experienced by many banks because of their investment and loan activities in the sub-prime residential mortgage market. IBT has a very traditional approach to banking. We lend to local customers using time tested lending standards and we invest in traditional investment securities of the highest quality. In its 104 year history IBT has never sustained a credit loss in its investment portfolio. Due in part to our conservative banking approach IBT earnings through November 30, 2007 have increased 12.4% over November 30, 2006.
Lastly, IBT maintains a dividend reinvestment plan for its shareholders. The plan allows shareholders to reinvestment their quarterly cash dividends into shares of IBT common stock. The purchase price of shares purchased through the plan is 95% of the most recent trading prices of transactions handled by the corporation. In order to participate in the plan you must maintain your shares in book entry form. For additional information about the plan or to enroll please contact Deb Campbell.
If you have any questions or comments please feel free to contact me at 989-779-6234 or by e-mail to dangner@ibtbancorp.com.

Dennis P. Angner

President & CEO